Exhibit 3.1

BANC OF CALIFORNIA, INC.

AMENDMENT NO. 4 TO THE

FOURTH AMENDED AND RESTATED BYLAWS

On February 7, 2017, the Board of Directors of Banc of California, Inc. (the “Corporation”), in accordance with the Fourth Amended and Restated Bylaws of the Corporation (the “Bylaws”) and the Maryland General Corporation Law, approved and adopted the following amendment to the Bylaws, to be effective immediately.

Section 2.04 of the Bylaws is hereby amended and restated in its entirety to read as follows:

2.04. Special Meetings. Special meetings of the Board of Directors may be called by two or more of the directors then in office or by the Chairman of the Board and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived (i) by mailing written notice not less than five days before the meeting or (ii) by telegraphing or telexing or by facsimile or electronic transmission of the same not less than 24 hours before the meeting; provided, however, that in the case of a special meeting called by the Chairman of the Board where exigent circumstances are deemed by him or her to exist, notice of such meeting may be given by any of the means described in clause (ii) above less than 24 hours before such meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting. No notice of any meeting of the Board of Directors need be given to any director who attends except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened, or to any director who, in writing executed and filed with the records of the meeting either before or after the holding thereof, waives such notice. Any special meeting of the Board of Directors may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.